Research Frontiers Reports Fourth Quarter and Full Year 2017 Financial Results

Management to Host Conference Call at 4:30 p.m.

WOODBURY, N.Y., March 8, 2018 – Research Frontiers Inc. (Nasdaq: REFR) announced its financial results for its fourth quarter and full year ended December 31, 2017. Management will host a conference call today at 4:30 p.m. Eastern Time to discuss its financial and operating results as well as recent developments.

●	Who: Joseph M. Harary, President & CEO, Seth Van Voorhees, CFO

●	Date/Time: Thursday, March 8, 2018 at 4:30PM ET

●	Dial-in Information: 1-412-717-9591

●	Questions: Email to Questions@SmartGlass.com

●	Replay: Available on Friday, March 9, 2018 for 90 days at www.SmartGlass-IR.com

Key Comments:

●	The Company’s fee income for 2017 increased by $272,973 (+22%) to $1,509,070 as compared to $1,236,097 for 2016

o	A substantial majority of this increase was the result of increase fees earned from licensees focused in automotive, marine, display and architectural industries which was partially offset by slightly lower level of fee income from licensees focused in the aircraft industry (which the Company believes to be temporary).

●	Expenses decreased by $1,576,361 (-29%) for 2017 to $3,927,681 from $5,504,042 for 2016.

o	A substantial majority of this decrease was the result of cost reduction initiatives undertaken by the Company that resulted in lower payroll, marketing, investor relations, and patent expense, as well as lower bad debt expenses in 2017.

●	The Company’s net loss per common share in 2017 was cut in almost half from the prior year. In 2017 the Company’s net loss was $2,413,859 ($0.10 per common share) as compared to $4,238,410 ($0.18 per common share) in 2016.

●	Net cash used in operating activities decreased by $2,534903 (-63%) to $1,470,540 for 2017 from $4,005,443 for 2016.

●	In February 2018, a small group of long-time shareholders of the Company made an interest-free long-term loan of $1.25 million to the Company which is expected to convert into common stock at a price equal to the market price of the Company’s common stock when the loan was made plus warrants exercisable at a premium to such market price.

●	The Company believes that its current cash and cash equivalents will fund its operations until at least the fourth quarter of 2019.

Research Frontiers is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has built an infrastructure of over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, museums, aircraft and boats. For more information, please visit our website at www.SmartGlass.com, and on Facebook, Twitter, LinkedIn and YouTube.

CONTACT:

Seth L. Van Voorhees

Chief Financial Officer

Research Frontiers Inc.

+1-516-364-1902

Info@SmartGlass.com

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. “SPD-Smart” and “SPD-SmartGlass” are trademarks of Research Frontiers Inc.

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RESEARCH FRONTIERS INCORPORATED
Unaudited Consolidated Balance Sheets
December 31, 2017 and 2016

	2017	2016
Assets

Current assets:
Cash and cash equivalents	$1,737,847	$1,691,603
Short-term investments	-	1,523,333
Royalties receivable, net of reserves of $1,051,424 in 2017 and $1,110,020 in 2016	597,441	1,117,146
Prepaid expenses and other current assets	29,697	256,892

Total current assets	2,364,985	4,588,974

Fixed assets, net	482,561	651,655
Deposits and other assets	33,567	33,567
Total assets	$2,881,113	$5,274,196

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$58,090	$29,932
Accrued expenses and other	254,833	339,338
Deferred revenue	824	-
Total current liabilities	313,747	369,270

Shareholders’ equity:

Common stock, par value $0.0001 per share; authorized 100,000,000 shares, issued and outstanding 24,043,846 in 2017 and 2016	2,404	2,404
Additional paid-in capital	111,627,789	111,551,490
Accumulated deficit	(109,062,827)	(106,648,968)
Total shareholders’ equity	2,567,366	4,904,926

Total liabilities and shareholders’ equity	$2,881,113	$5,274,196

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RESEARCH FRONTIERS INCORPORATED
Unaudited Consolidated Statements of Operations
Years ended December 31, 2017, 2016 and 2015

	2017	2016	2015

Fee income	$1,509,070	$1,236,097	$2,007,482

Operating expenses	3,127,979	4,086,408	4,742,166
Research and development	799,702	1,417,634	1,588,491
Total Expenses	3,927,681	5,504,042	6,330,657

Operating loss	(2,418,611)	(4,267,945)	(4,323,175)

Net investment income	4,752	29,535	43,319

Net loss	$(2,413,859)	$(4,238,410)	$(4,279,856)

Basic and diluted net loss per common share	$(0.10)	$(0.18)	$(0.18)

Weighted average number of common shares outstanding	24,043,846	24,043,846	24,007,974

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RESEARCH FRONTIERS INCORPORATED
Unaudited Consolidated Statements of Shareholders’ Equity
Years ended December 31, 2017, 2016 and 2015

	Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance, December 31, 2014	23,924,465	$2,392	$110,210,480	$(98,130,702)	$12,082,170

Exercise of options and warrants	119,381	12	548,463	-	548,475
Share-based compensation	-	-	725,016	-	725,016
Net Loss	-	-	-	(4,279,856)	(4,279,856)
Balance, December 31, 2015	24,043,846	2,404	111,483,959	(102,410,558)	9,075,805

Share-based compensation	-	-	67,531	-	67,531
Net Loss	-	-	-	(4,238,410)	(4,238,410)
Balance, December 31, 2016	24,043,846	2,404	111,551,490	(106,648,968)	4,904,926

Share-based compensation	-	-	76,299	-	76,299
Net Loss	-	-	-	(2,413,859)	(2,413,859)
Balance, December 31, 2017	24,043,846	$2,404	$111,627,789	$(109,062,827)	$2,567,366

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RESEARCH FRONTIERS INCORPORATED
Unaudited Consolidated Statements of Cash Flows
Years ended December 31, 2017, 2016 and 2015

	2017	2016	2015
Cash flows from operating activities:
Net loss	$(2,413,859)	$(4,238,410)	$(4,279,856)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	175,643	188,501	140,170
Stock based compensation	76,299	67,531	725,016
Loss on sale of fixed asset	-	1,775	-
Bad debts, net of recovery	30,015	480,563	324,286
Change in assets and liabilities:
Royalty receivables	476,490	(283,035)	(463,743)
Prepaid expenses and other current assets	227,195	(123,427)	(12,213)
Accounts payable and accrued expenses	(56,347)	(98,941)	(14,472)
Deferred revenue	824	-	-
Net cash used in operating activities	(1,470,540)	(4,005,443)	(3,580,812)

Cash flows from investing activities:
Purchases of fixed assets	(6,549)	(11,715)	(316,185)
Purchase of investments	-	-	-
Proceeds from sale of fixed asset	-	6,000
Proceeds from sale of investment	1,523,333	(9,549)	1,491,295
Net cash provided by (used in) investing activities	1,516,784	(15,264)	1,175,110

Cash flows from financing activities:
Net proceeds from issuances of common stock and exercise of options and warrants	-	-	548,475
Net cash provided by financing activities	-	-	548,475

Net (decrease) increase in cash and cash equivalents	46,244	(4,020,707)	(1,857,227)

Cash and cash equivalents at beginning of year	1,691,603	5,712,310	7,569,537
Cash and cash equivalents at end of year	$1,737,847	$1,691,603	$5,712,310

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